                                                                    Exhibit 12.1

Fairchild Semiconductor Corporation
Computation of Ratio of Earnings to Fixed Charges
(Dollars in millions)


                                                                                    Seven Months                    Nine Months
                                                                                       Ended         Year Ended        Ended
                                                 Fiscal Year Ended May              December 26,    December 31,   September 30,
                                         1996       1997      1998        1999          1999            2000            2001
                                        ------     ------    ------     --------       ------          ------          ------
Earnings:
Income (loss) before income taxes        72.3       19.3      32.8      (119.2)         26.3           270.7           (39.2)
Interest expense                          0.0       11.2      56.5        72.3          56.5            81.3            76.4
Interest portion of rental expense        1.6        1.7       3.2         4.2           2.7             3.5             5.5
                                        --------------------------------------------------------------------------------------
Total earnings:                          73.9       32.2      92.5       (42.7)         85.5           355.5            42.7
                                        --------------------------------------------------------------------------------------
Fixed Charges:
Interest expense                          0.0       11.2      56.5        72.3          56.5            81.3            76.4
Interest portion of rental expense        1.6        1.7       3.2         4.2           2.7             3.5             5.5
                                        --------------------------------------------------------------------------------------
Total Fixed Charges                       1.6       12.9      59.7        76.5          59.2            84.8            81.9
                                        --------------------------------------------------------------------------------------
Ratio of earnings to fixed charges       46.2        2.5       1.5          (1)          1.4             4.2             0.5(1)



(1) Earnings were inadequate to cover fixed charges by $119.2 million for Fiscal 1999 and by $39.2 million for the nine months ended September 30, 2001.